Richard A. Eisner & Company, LLP
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                                                     Accountants and Consultants


February 8, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We were advised by Puradyn Filter Technologies Incorporated on February 8, 1999 that they filed a Form 8-K regarding change in accountants.

We have read Item 4 of Form 8-K, which was provided to us by Puradyn Filter Technologies Incorporated and are in agreement with the statements contained therein. We have no basis to agree or disagree with respect to the statements regarding the engagement of Durland & Company.


Very truly yours,


/s/ Richard A. Eisner & Company, LLP
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Richard A. Eisner & Company, LLP